                       DiVall Income Properties 3, L.P.

                                QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                        FIRST QUARTER 2001

Will Patience Pays Off?

As you are aware we have encountered difficulty liquidating this Partnership for a number of reasons, one of which is the Hardee's concept. We had high hopes when CKE Restaurants assumed control of these stores. Unfortunately, the sales continued to decline. Well, our patience in waiting for a fair price and the right buyer may finally pay-off. Our offices recently negotiated a termination of the Lease for the Hardee's - Oak Creek property. This tenant would pay 24 months rent or $176,000 in four installment payments over a one-year period. We have already contacted a broker to begin searching for a new and more viable tenant. Timing may be on our side. The broker has already been contacted by Wendy's. The Wendy's currently own the store they are operating in, but would like to re-locate to the Hardee's property. They wish to purchase the property rather than Lease it. While a sale of one vacant property may sound tempting, we do not want to sell this property by itself. (We would then be left with an even smaller portfolio and we would have even more difficulty with a final liquidation). We are fortunate that this tenant has the financial ability to purchase the entire portfolio and the broker has indicated that they may ultimately do just that! We have forwarded all the pertinent information to the broker and are awaiting news of a purchase.

We hope to have positive news when we report to you again next quarter.

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                            Distribution Highlights

 .    The First Quarter distribution represents a 7.4% (approx.) annualized return based on $3,500,000 (estimated net asset value as of December 31, 1999).

 .    $65,000 total amount distributed for the First Quarter 2001 which was consistent with projections.

 .    $3.80 per unit (approx.) for the First Quarter 2001 from cash flow from operations.

 .    $708.00 to $548.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

Page 2                             DiVall 3                               1 Q 01


Statements of Income and Cash Flow Highlights

 .    Revenues were 5.7% higher than projected.

 .    The increase in revenue is because the percentage rent income billed to
     Applebee's was higher than expected.

 .    There was an 2% increase in "total" expenses from projections.

 .    The increase in expenses is primarily due to printing costs expected to be incurred next quarter being incurred this quarter.

                   ----------------------------------------

                              Property Highlights

Hardee's (Oak Creek, WI) has vacated the property. We have agreed to an early Lease Termination effective May 1, 2001 in exchange for payment of two years rent or $176,000. The payment is to be made in four installments over a one-year period.
                                       .
Applebee's (Pittsburgh, PA) was delinquent at March 31, 2001, in the amount of $19,088. This is for percentage rent which was billed in March 2001. If tenant does not pay the balance in full by April, we will move forward and default the tenant.

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                              Questions & Answers

1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Second Quarter of 2001 is scheduled to be mailed on August 15, 2001.

2.   What is the new net asset value as of December 31, 2001.

     We have estimated the Net Asset Value of each interest of the Partnership to approximate $200.00 at December 31, 2001.

3.   If I have questions or comments, how can I reach your office?

     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11/th/ Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mmcmillin@theprovogroup.com.

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                                     DIVALL INCOME PROPERTIES 3 L.P.
                               STATEMENTS OF INCOME AND CASH FLOW CHANGES
                             FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2001
---------------------------------------------------------------------------------------------------------
                                                                  PROJECTED      ACTUAL          VARIANCE
                                                                  ---------------------------------------
                                                                     1ST           1ST
                                                                   QUARTER       QUARTER          BETTER
                                                                   3/31/01       3/31/01         (WORSE)
                                                                  ---------     --------         --------
OPERATING REVENUES
  Rental income                                                    $101,925     $103,938           $2,013
  Interest income                                                     7,325        8,344            1,019
  Other income                                                            0        3,219            3,219
                                                                  ---------     --------         --------
TOTAL OPERATING REVENUES                                           $109,250     $115,501           $6,251
                                                                  ---------     --------         --------
OPERATING EXPENSES
  Insurance                                                            $732         $804             ($72)
  Management fees                                                    16,948       16,898               50
  Overhead allowance                                                  1,368        1,374               (6)
  Advisory Board                                                      3,014        2,024              990
  Administrative                                                      4,715        5,290             (575)
  Professional services                                               3,160        2,272              888
  Auditing                                                            9,499       10,019             (520)
  Legal                                                               2,250        1,594              656
  Defaulted tenants                                                     150            0              150
                                                                  ---------     --------         --------
TOTAL OPERATING EXPENSES                                            $41,836      $40,276           $1,560
                                                                  ---------     --------         --------
INVESTIGATION AND RESTORATION EXPENSES                                   $0         $129            ($129)
                                                                  ---------     --------         --------
NON-OPERATING EXPENSES
  Depreciation                                                      $16,324      $16,324               $0
  Amortization                                                          446          446               (0)
                                                                  ---------     --------         --------
TOTAL NON-OPERATING EXPENSES                                        $16,770      $16,770               $0
                                                                  ---------     --------         --------
TOTAL EXPENSES                                                      $58,606      $57,175           $1,431
                                                                  ---------     --------         --------
NET INCOME                                                          $50,644      $58,326           $7,682
                                                                                                 VARIANCE
                                                                                                 --------
OPERATING CASH RECONCILIATION:
  Depreciation and amortization                                      16,770       16,770               (0)
  Recovery of amounts previously written off                              0       (3,219)          (3,219)
  (Increase) Decrease in current assets                              10,254        9,369             (885)
  Increase (Decrease) in current liabilities                         (2,778)        (528)           2,251
  (Increase) Decrease in cash reserved for payables                   2,575      (15,000)         (17,575)
  Advance from/(to) future cash flows for current distributions     (12,265)      (3,000)           9,265
                                                                  ---------     --------         --------
  Net Cash Provided From Operating Activities                       $65,200      $62,719          ($2,481)
                                                                  ---------     --------         --------
CASH FLOWS FROM (USED IN) INVESTING AND FINANCING ACTIVITIES
  Recoveries from former general partners                                 0        3,219            3,219
                                                                  ---------     --------         --------
  Net Cash Provided from Investing And Financing Activities              $0       $3,219           $3,219
                                                                  ---------     --------         --------

  Total Cash Flow For Quarter                                       $65,200      $65,938             $738

  Cash Balance Beginning of Period                                  253,859      251,506           (2,353)
  Less 4th quarter distributions paid 2/01                          (50,000)     (65,000)         (15,000)
  Change in cash reserved for payables or distributions               9,690       18,000            8,310
                                                                  ---------     --------         --------
  Cash Balance End of Period                                       $278,749     $270,444          ($8,306)

  Cash reserved for 1st quarter L.P. distributions                  (65,000)     (65,000)               0
  Cash advanced from (reserved for) future distributions            (12,265)      (3,000)           9,265
  Cash reserved for payment of payables                             (51,528)     (65,083)         (13,555)
                                                                  ---------     --------         --------
  Unrestricted Cash Balance End of Period                          $149,956     $137,360         ($12,596)
                                                                  =========     ========         ========
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                                                                  PROJECTED      ACTUAL          VARIANCE
                                                                  ---------------------------------------
* Quarterly Distribution                                            $65,000      $65,000               $0
  Mailing Date                                                      5/15/01     (enclosed)              -
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* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             2001 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO  (Note 1)

                                    -----------------------------      -----------------------------------------------
                                            REAL ESTATE                                   EQUIPMENT
                                    -----------------------------      -----------------------------------------------
                                               ANNUAL                    LEASE                      ANNUAL
-----------------------------                   BASE         %         EXPIRATION                   LEASE         %
CONCEPT       LOCATION               COST       RENT       YIELD          DATE          COST       RECEIPTS     RETURN
-----------------------------      ------------------------------      -----------------------------------------------
APPLEBEE'S    PITTSBURGH, PA        891,333    116,040     13.02%                      290,469                   0.00%
     "             "                                                                    58,094                   0.00%

DENNY'S       CO SPRINGS, CO        580,183     77,460     13.35%                      210,976           0       0.00%
DENNY'S       ENGLEWOOD, CO         213,211     35,880     16.83%                      210,976                   0.00%

HARDEE'S (3)  ST. FRANCIS, WI     1,194,381     92,000      7.70%          (2)         369,688           0       0.00%
     "             "                                                       (2)          84,500           0       0.00%

HARDEE'S (3)  OAK CREEK, WI       1,341,906     88,000      6.56%          (2)         482,078           0       0.00%
     "             "                                                       (2)         105,488           0       0.00%
-------------------------------   -------------------------------      -----------------------------------------------
-------------------------------   -------------------------------      -----------------------------------------------
PORTFOLIO TOTALS (5 Properties)   4,221,014    409,380      9.70%                    1,812,269           0       0.00%
-------------------------------   -------------------------------      -----------------------------------------------

                                   --------------------------------
                                                 TOTALS
                                   --------------------------------
------------------------------                   ANNUAL       %
 CONCEPT       LOCATION              COST       RECEIPTS    RETURN
------------------------------     --------------------------------
APPLEBEE'S    PITTSBURGH, PA      1,239,896     116,040      9.36%
     "             "

DENNY'S       CO SPRINGS, CO        791,159      77,460      9.79%
DENNY'S       ENGLEWOOD, CO         424,187      35,880      8.46%

HARDEE'S (3)  ST. FRANCIS, WI     1,648,569      92,000      5.58%
     "             "

HARDEE'S (3)  OAK CREEK, WI       1,929,472      88,000      4.56%
     "             "
--------------------------------   --------------------------------
--------------------------------   --------------------------------
PORTFOLIO TOTALS (5 Properties)    6,033,283     409,380      6.79%
--------------------------------   --------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
         Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.